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                                  EXHIBIT 11.1

                           THE FOREFRONT GROUP, INC.

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
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                                                         For the Three Months Ended March 31,
                                                        --------------------------------------
                                                               1995                1996
                                                               ----                ----
Weighted average shares outstanding                             2,417,502           4,731,543

Effect of preferred stock, common stock, options and
 warrants issued in twelve months preceding the
 Company's initial public offering.....................           841,421                  --
                                                               ----------          ----------
Shares used in computing net loss per share............         3,258,923           4,731,543
                                                               ==========          ==========
Net loss...............................................        $ (332,119)         $ (812,664)
                                                               ==========          ==========
Net loss per share.....................................        $     (.10)         $     (.17)
                                                               ==========          ==========
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